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                                                                   Exhibit 99.1


                             SANTA FE GAMING CORPORATION
                                 4949 NO. RANCHO DR.
                                 LAS VEGAS, NV 89130


FOR IMMEDIATE RELEASE:
Friday, March 12, 1999


                        SANTA FE GAMING CORPORATION ANNOUNCES
                         1999 ANNUAL MEETING OF STOCKHOLDERS

LAS VEGAS, NEV. -- Santa Fe Gaming Corporation (AMEX:SGM), a diversified gaming company headquartered in Las Vegas, announced today that the 1999 Annual Meeting of Stockholders will be held at 10 a.m. on Friday, April 30, 1999. The meeting had previously been scheduled for Thursday, March 18, 1999. The meeting date had been rescheduled to permit the company to review information about potential candidates for special directors to be elected by Preferred Stockholders. At the Annual Meeting, common stockholders will be asked to elect three directors to serve for two or three year terms and to ratify the selection of the Company's public accountants. Preferred stockholders will be asked to elect two special directors to serve for one or two year terms in accordance with the Company's certificate of designation of its preferred stock. Common and preferred stockholders of record as of Thursday, April 8, 1999, will be entitled to notice of, and to vote at, the Annual Meeting. The annual meeting will be held at the Pioneer Hotel and Gambling Hall, 2200 South Casino Drive, Laughlin, Nevada 89028.

Santa Fe Gaming Corporation owns and operates the Santa Fe Hotel and Casino in northwest Las Vegas and the Pioneer Hotel & Gambling Hall in Laughlin, Nevada. In addition, the Company holds several real estate parcels for future development within or in the area surrounding Las Vegas, Nevada.



CONTACT:  Thomas K. Land
          Chief Financial Officer
          Santa Fe Gaming Corporation
          702-658-4340